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Exhibit 99.1

USA INTERACTIVE COMPLETES ACQUISITION OF TICKETMASTER

        New York, New York—January 17, 2003—USA Interactive (Nasdaq: USAI) announced today the successful completion of its acquisition of the outstanding shares of Ticketmaster that it did not already own. The acquisition, which was accomplished by the merger of a wholly owned subsidiary of USA with Ticketmaster, with Ticketmaster surviving as a wholly owned subsidiary of USA, became effective after the close of the market today.

        In the merger, each outstanding share of Ticketmaster Class A common stock and Ticketmaster Class B common stock (other than shares held by USA, Ticketmaster and their subsidiaries) was converted into the right to receive 0.935 of a share of USA common stock. USA issued an aggregate of approximately 45.4 million shares of USA common stock in the merger. Shares of Ticketmaster Class B common stock, which prior to the merger traded on the Nasdaq National Market under the symbol "TMCS," were delisted from trading as of the close of the market today.

        Concurrent with the completion of the Ticketmaster acquisition, John Pleasants, formerly President and CEO of Ticketmaster, has assumed his new position as President, USA's Information & Services group; and Thomas J. McInerney, formerly Ticketmaster's Executive Vice President and Chief Financial Officer, has assumed his new position as President, USA's Electronic Retailing group. Additionally, Anne Busquet has begun serving as President, USA's new Travel Services group. At Ticketmaster, Terry Barnes has reassumed the CEO position, in addition to his role as Chairman.

About USA Interactive

        USA Interactive (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvía in Germany. Information & Services includes Ticketmaster, Match.com, uDate (transaction pending), Citysearch, Evite, Entertainment Publications (transaction pending) and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network.

About Ticketmaster

        Ticketmaster, the world's leading ticketing company, sells more than 90 million tickets valued at more than $4 billion annually, through www.ticketmaster.com, one of the largest e-commerce sites on the Internet, more than 3,500 retail Ticket Center outlets and 19 worldwide telephone call centers. Ticketmaster serves more than 7,000 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters and is the official ticketing provider and supporter of the Athens 2004 Olympic Games. Ticketmaster is headquartered in Los Angeles, California and is a division of USA Interactive (NASDAQ: USAI).

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Contacts:

Ron Sato, USA Interactive Corporate Communications, 212/314-7254;
Roger Clark/Lauren Rosenfield, USA Interactive Investor Relations, 212/314-7400;
Kandus Simpson, Ticketmaster, 213/639-8821

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  Exhibit 99.1
USA INTERACTIVE COMPLETES ACQUISITION OF TICKETMASTER